EXHIBIT 99.1
                                                                    ------------


EXPLANATION OF RESPONSES:

(1) Jeffrey L. Gendell ("Mr. Gendell") is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company ("TCO"), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership ("TMF"). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. ("TCM"), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP") and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership ("T25"). Mr. Gendell is the managing member of Tontine Management, L.L.C. ("TM"), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership ("TP"). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company ("TOA"), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation ("TOF") and certain separately managed accounts. TMF directly owns 2,085,500 shares of Common Stock. TCP directly owns 9,831,729 shares of Common Stock. TP directly owns 7,123,781 shares of Common Stock. T25 directly owns 979,840 shares of Common Stock. TOA beneficially owns 3,049,383 shares of Common Stock. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell's pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA, TOF and T25.

(2) TCP purchased 1,828,758 shares of Common Stock, TP purchased 1,325,064 shares of Common Stock, TOA, as investment adviser, acquired beneficial ownership of 567,201 shares of Common Stock, TMF purchased 1,185,500 shares of Common Stock and T25 purchased 979,840 shares of Common Stock.

(3) This Form 4/A is filed solely to correct a typographical error in the number of shares of Common Stock which were acquired (Column 4) by the Reporting Persons on October 5, 2007 and reported in the Form 4 filed on October 9, 2007.